UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road Mountain View, CA 94043 (650) 584-2700

April 30, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 13, 2013 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

In connection with our 2013 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to all stockholders under the Securities and Exchange Commission’s “notice and access” rules. We believe that our use of this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. Hard copies of the proxy materials, including the Proxy Statement and Annual Report, will be mailed upon request.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we ask you to vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials regarding each of these voting options.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card if you have requested to receive printed proxy materials or, if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Gary L. Lauer

Chairman of the Board of Directors

and Chief Executive Officer

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 13, 2013

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation, will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Thursday, June 13, 2013 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect two (2) Class I directors, Scott N. Flanders and Michael D. Goldberg, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013;

3.	To hold a non-binding, advisory vote to approve the compensation of our Named Executive Officers; and

4.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of eHealth as of the close of business on April 22, 2013 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares.

By Order of the Board of Directors,

Scott Giesler

Secretary

Mountain View, California

April 30, 2013

Whether or not you expect to attend the annual meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the annual meeting. We strongly encourage you to vote.

You may submit your proxy or voting instructions for the annual meeting by using the telephone or the Internet or, if you requested to receive printed proxy materials, you may also submit your proxy or voting instructions by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and the Annual Meeting” in this proxy statement and the instructions on the proxy, voting instruction form or important notice regarding availability of proxy materials. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from the record holder.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Thursday, June 13, 2013 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about April 30, 2013.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•

The election of two (2) Class I directors, Scott N. Flanders and Michael D. Goldberg, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013; and

•	A non-binding, advisory vote with respect to the compensation of our Named Executive Officers.

What are the recommendations of the board of directors?

Our board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class I directors (Proposal 1);

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 (Proposal 2); and

•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 3).

Will there be any other items of business on the agenda?

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason any of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 22, 2013 (the “Record Date”), there were 19,459,974 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders holding shares of our common stock at the close of business on the Record Date may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Other than routine matters, such as a proposal to ratify an independent registered public accounting firm, your broker will not be able to vote your shares unless your broker receives specific voting instructions from you. You must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1) and the proposal regarding an advisory vote on executive compensation (Proposal 3). We strongly encourage you to vote.

How do I vote?

You may vote using any of the following methods:

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) or, in the case of stockholders of record who have requested to receive printed proxy materials, by accessing the website specified on the proxy cards provided by Computershare Trust Company, N.A., our transfer agent. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Notice of Availability or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•

By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their Notice of Availability or, in the case of stockholders of record who have requested to receive printed proxy materials, by following the telephone voting instructions specified on the proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

By Mail. Stockholders of record of our common stock as of the Record Date who have requested paper copies of their proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated Class I directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, and “FOR” the proposal regarding an advisory vote on executive compensation. Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class I directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and the advisory vote on executive compensation, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.

If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class I nominees to the board of directors, “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013, and “FOR” the proposal regarding an advisory vote on executive compensation, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

What vote is required to approve each item?

In the election of directors, the two persons receiving the highest number of “FOR” votes cast at the Annual Meeting in person or by proxy will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 and the advisory vote on executive compensation require the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy.

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.”

What are broker non-votes and what effect do they have on the proposals?

Generally, broker non-votes occur when a broker (1) has not received voting instructions from the beneficial owner with respect to a particular proposal and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013 (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the uncontested election of our directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3).

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

Is cumulative voting permitted for the election of directors?

No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.

I am a stockholder, and I only received a copy of the Important Notice Regarding Availability of Proxy Materials in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules of the Securities and Exchange Commission, we may furnish proxy materials, including this Proxy Statement and our 2012 Annual Report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Availability, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice of Availability and, if applicable, the proxy materials and the 2012 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, the proxy materials and the 2012 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, these proxy materials or the 2012 Annual Report, stockholders may contact us at the following address and telephone number:

Investor Relations

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How are proxies solicited?

The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We may also engage the services of a proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes, for which we will pay customary fees plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

Our officers are authorized to designate an inspector of elections for the meeting. It is anticipated that the inspector of elections will be a representative from Computershare Trust Company, N.A.

Date of our fiscal year end.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2012 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of eight directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year.

Our Class I directors, whose terms will expire at the Annual Meeting, are Messrs. Scott N. Flanders and Michael D. Goldberg. If elected, Messrs. Flanders and Goldberg will serve as directors until the Annual Meeting of Stockholders in 2016 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxies will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person(s) as substitute nominee(s) as the board of directors may designate in place of such nominee(s).

Nominees for Class I Directors

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each nominee has given us about his age, positions held, principal occupation and business experience for the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our nominees that contribute to the board’s effectiveness as a whole. We believe that all of our nominees possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

The names of the nominees for Class I directors and certain biographical information about them as of the date of this proxy statement are set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Scott N. Flanders (1)(2)(3)(6)	56	Director	2008
Michael D. Goldberg (4)(5)	55	Director	1999

(1)	Member of the Audit Committee until July 2012
(2)	Chairperson of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee since July 2012
(4)	Chairperson of the Audit Committee
(5)	Member of the Nominating and Corporate Governance Committee until July 2012
(6)	Member of the Equity Incentive Committee

Scott N. Flanders. Director. Scott Flanders has served as a director since February 2008. Since July 2009, Mr. Flanders has served as the chief executive officer and director of Playboy Enterprises, Inc., a media and lifestyle company. Previously, Mr. Flanders served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, from January 2006 to June 2009, and as a member of its board of directors from 2001 to 2009. Freedom Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in September 2009. From 1999 to July 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University. He is also a certified public accountant. Mr. Flanders brings to our board of directors substantial management and operational expertise as a result of his leadership of several large media companies and his background in law and accounting, both of which are relevant to our overall business and the board’s oversight of management.

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. From January 2005 to May 2011, Mr. Goldberg was a partner at Mohr Davidow Ventures, a venture capital firm. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business. Mr. Goldberg brings to our board of directors his broad background as a seasoned entrepreneur, senior executive and as a venture capital investor focusing on healthcare-related industries, all of which has provided him with deep understanding of the healthcare field and significant experience overseeing corporate strategy, evaluating operating strategy and evaluating business management teams.

Required Vote and Board of Directors Recommendation

The two candidates receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors Not Standing for Election

The following paragraphs provide information as of the date of this proxy statement about the continuing members of our board of directors not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the years set forth below. The information presented includes information each director has given us about his or her age, positions held, principal occupation and business experience for the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the board’s effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

Name	Age	Position and Offices Held with the Company	Year Term Expires
Gary L. Lauer(1)	60	Chairman of the Board of Directors and Chief Executive Officer	2015
William T. Shaughnessy	48	Director, President and Chief Operating Officer	2014
Jack L. Oliver, III(2)(3)	44	Director	2015
Ellen O. Tauscher(4)	61	Director	2015
Lawrence M. Higby(2)(5)	67	Director	2014
Randall S. Livingston(4)(6)	59	Director	2014

(1)	Member of the Equity Incentive Committee
(2)	Member of the Compensation Committee
(3)	Chairperson of the Nominating and Corporate Governance Committee
(4)	Member of the Audit Committee
(5)	Member of the Nominating and Corporate Governance Committee
(6)	Lead Independent Director

Gary L. Lauer. Chairman of the Board of Directors and Chief Executive Officer. Gary Lauer has served as our chief executive officer since December 1999 and as chairman of our board of directors since March 2002. He also served as our president from December 1999 to March 2012. Prior to joining us, Mr. Lauer was the chairman and chief executive officer of MetaCreations Corporation. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., a computing technology company, where he was a member of the senior executive team. Mr. Lauer started his career at IBM in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School. Mr. Lauer serves as a member of the board of directors of Vantiv, Inc. Mr. Lauer brings to our board of directors his extensive background in our company and his operational and industry expertise obtained from his experience as our chief executive officer for more than ten years and as a former senior executive of several technology companies.

William T. Shaughnessy. Director, President and Chief Operating Officer. William Shaughnessy has served as our president, chief operating officer and as a member of our board of directors since March 2012. Prior to joining us, Mr. Shaughnessy was senior vice president of product management and product marketing at Yahoo! Inc., a digital media company, from July 2010 to March 2012. From March 1994 to March 2009, Mr. Shaughnessy held various senior management positions at Microsoft Corporation, a global software company, most recently as its global vice president of sales, marketing and services in the advertising and publisher solutions group. Mr. Shaughnessy holds a B.S. degree in business administration from California State University – Fresno. Mr. Shaughnessy brings to our board of directors extensive management and operational experience as a result of his leadership positions at large, globally diversified organizations, expertise in technology development, product management and marketing and deep knowledge of the Internet and digital media industries.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has been an officer and senior advisor of the law firm Bryan Cave LLP. Mr. Oliver also has served as a senior advisor for Barclay’s PLC since March 2009. From August 2005 to 2008, Mr. Oliver served as a senior advisor for Lehman Brothers with a focus on Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave, Mr. Oliver served on various political campaigns, including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law. Mr. Oliver brings to our board of directors his political acumen and experience with government policy-making and expertise in strategy development, acquired through his legal training and his extensive involvement with several successful senatorial, congressional and presidential campaigns, all of which inform his views with respect to the strategic direction of our company.

Ellen O. Tauscher, Director. Ellen Tauscher has served as a director since July 2012. Ms. Tauscher is a Senior Public Policy Advisor to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and has served in this role since August 2012. Ms. Tauscher also serves as a member of the board of directors of Invacare Corporation. From February 2012 to August 2012, Ms. Tauscher served as Special Envoy for Strategic Stability and Missile Defense at the U.S. State Department. Ms. Tauscher was nominated in March 2009 by President Obama to serve as Under Secretary of State for Arms Control and International Security Affairs, which Ms. Tauscher served from June 2009 to February 2012. Prior to joining the State Department, Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee and House Transportation and Infrastructure Committee and as the Chairman of the Strategic Forces Subcommittee of the House Armed Services Committee. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial services industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co. and Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University. Ms. Tauscher brings to our board of directors her expertise in finance and strategy development and knowledge of government affairs acquired through her service at the State Department and in Congress as well as during her career in investment banking.

Lawrence M. Higby. Director. Lawrence Higby has served as a director since September 2008. From February 2002 to October 2008, Mr. Higby served as chief executive officer of Apria Healthcare Group Inc., a national provider of home healthcare products and services. From 1997 until his appointment as chief executive officer in February 2002, Mr. Higby served as Apria’s president and chief operating officer. Mr. Higby also served as Apria’s chief executive officer on an interim basis from January through May 1998. Prior to joining Apria, Mr. Higby served as president and chief operating officer of Unocal’s 76 Products Company and group vice president of Unocal Corporation from 1994 to 1997. From 1986 to 1994, Mr. Higby held various positions with the Times Mirror Company, including serving as executive vice president of the Los Angeles Times and chairman of the Orange County Edition. In 1986 Mr. Higby served as president and chief operating officer of America’s Pharmacy, Inc., a division of Caremark, Inc. Prior to that he was employed by PepsiCo for 10 years in various sales and marketing positions, including vice president of marketing for Pepsi Cola in the United States. Mr. Higby is currently a director of DST Systems, Inc. and previously served as a director of Herbalife Ltd. Mr. Higby holds a B.S. degree in political science from the University of California and attended UCLA’s graduate school of business. Mr. Higby brings to our board of directors his substantial knowledge of the healthcare industry and his marketing, sales, and operational expertise acquired from his former roles as chief executive officer of a large healthcare company and past senior executive positions with several global companies.

Randall S. Livingston. Director. Randall Livingston has served as a director since December 2008. Mr. Livingston is the vice president for business affairs and chief financial officer of Stanford University and has served in this role since 2001. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Livingston serves as a member of the board of directors of Genomic Health and Pacific Biosciences. Mr. Livingston brings to our board of directors substantial financial expertise that includes extensive knowledge of the financial and operational issues facing large companies acquired in the course of serving as the chief financial officer of a major university, as a finance executive for several Silicon Valley companies and working with a major international management consulting firm.

Board Independence

The board of directors has determined that each of its current directors, except Gary L. Lauer and William T. Shaughnessy, is independent within the meaning of the NASDAQ Global Market director independence standards, as currently in effect. The board of directors appointed Mr. Livingston as lead independent director in May 2011.

Board of Directors Meetings

The board of directors held five meetings during 2012. Each of our directors serving on the board of directors during 2012 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2012. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The current members of our audit committee are Messrs. Goldberg and Livingston and Ms. Tauscher. Ms. Tauscher became a member of the audit committee in July 2012. Mr. Goldberg was appointed as a member and chairperson of the audit committee in May 2011. Mr. Flanders served as a member of our audit committee until July 2012. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ Global Market and the Securities and Exchange Commission. Our board of directors has also determined that Mr. Goldberg is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The audit committee held nine meetings during 2012.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	issues the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee.

Compensation Committee. The current members of our compensation committee are Messrs. Flanders, Higby and Oliver. Mr. Oliver became a member of the compensation committee in July 2012. Mr. Flanders is the chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held five meetings during 2012.

Among other duties, our compensation committee:

•	establishes the corporate goals and objectives that pertain to the variable compensation of our CEO;

•	evaluates the CEO’s performance;

•	determines the CEO’s compensation, based on evaluating his or her performance and other relevant criteria;

•	determines, in consultation with the CEO, the compensation of our executive officers;

•	recommends to the Board regarding the compensation of Board members;

•	recommends to the Board regarding adopting or amending equity incentive plans (including changes in the number of shares reserved for issuance thereunder);

•	assesses risks relating to compensation plans and arrangements;

•	administers our equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•

reviews and discusses with management the compensation discussion and analysis to be included in our proxy statement or annual report and issues any report required by the Securities and Exchange Commission to be included in our proxy statement or annual report.

Nominating and Corporate Governance Committee. The current members of our nominating and corporate governance committee are Messrs. Higby, Flanders and Oliver. Mr. Flanders became a member of the nominating and corporate governance committee in July 2012. Mr. Oliver is the chairperson of the nominating and corporate governance committee. Mr. Goldberg served as a member of the nominating and corporate governance committee until July 2012. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. The nominating and corporate governance committee held five meetings during 2012. A third-party search firm was engaged to assist in identifying and evaluating potential candidates to serve on our Board of Directors in 2012.

Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

Equity Incentive Committee. The members of our equity incentive committee are Messrs. Flanders and Lauer. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards are granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors. The equity incentive committee held no meetings during 2012.

Non-Employee Director Compensation

Cash Compensation

For their service in 2012, our non-employee directors received cash compensation in accordance with the amounts set forth in the table below. Actual amounts paid are set forth in the footnotes to the 2012 Director Compensation Table. Our non-employee directors also are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at board of directors and board of directors committee meetings.

Board of Directors Cash Compensation	Fees
Board Member Annual Retainer	$30,000
Lead Independent Director Annual Retainer	$25,000
Committee Chair Retainers
Audit Committee	$25,000
Compensation Committee	$12,500
Nominating and Corporate Governance Committee	$7,500
Non-Chair Committee Member Retainers
Audit Committee	$10,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$2,500

Equity Compensation

Pursuant to our 2006 Equity Incentive Plan, as amended, our board of directors approved a program of automatic equity award grants for non-employee directors on the terms specified below:

•

Initial Equity Grants. Each non-employee director who first becomes a member of our board of directors receives a one-time grant of restricted stock units (RSUs) with a value of $150,000, based on the 20-day trading volume-weighted average trading price of eHealth common stock prior to the date of grant. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. The RSUs vest annually over four years from the date of grant.

•

Annual Equity Grants. Each non-employee director continuing service on our board of directors also receives, on the date of each annual stockholders’ meeting, an annual grant of RSUs with a value of $150,000, based on the 20-day volume-weighted average trading price prior to the date of grant. Both the options and the RSUs vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date. A new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these annual grants.

•	Equity awards granted to non-employee directors under the 2006 Equity Incentive Plan will become fully vested upon a change in control of eHealth.

Stock Ownership Guidelines

Our board of directors has approved stock ownership guidelines for our non-employee directors. Pursuant to the guidelines, each non-employee director on June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) $180,000 in value or (ii) 13,709 shares and to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. Existing non-employee directors are expected to achieve the applicable level of ownership by June 30, 2015.

Under the guidelines, each non-employee director who joins the board after June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) a value equal to six times their annual retainer for service on the board of directors (not including retainers for serving as members or as chairs of committees of the board of directors, or for serving in the role of lead independent director), or (ii) the number of shares determined by dividing the dollar amount determined in clause (i) by the 20-day volume-weighted average trading price of our common stock prior to the date upon which they join the board of directors. Non-employee directors are expected to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. New non-employee directors are expected to achieve the applicable level of ownership by June 30 following their fourth anniversary of joining the board of directors.

Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event the applicable guideline is not achieved with respect to any non-employee director by the applicable deadline, the non-employee director will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of the company’s stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. Under certain limited circumstances, the guidelines may be waived by our compensation committee at its discretion.

2012 Director Compensation

The following table summarizes compensation that our directors earned during 2012 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned in Cash	Stock Awards(1)	Total
Gary L. Lauer(2)	$—	$—	$—
William T. Shaughnessy(2)	$—	$—	$—
Scott N. Flanders(3)	$50,625	$143,269	$193,894
Michael D. Goldberg(4)	$56,875	$143,269	$200,144
Lawrence M. Higby(5)	$37,500	$143,269	$180,769
Randall S. Livingston(6)	$65,000	$143,269	$209,519
Jack L. Oliver, III(7)	$38,750	$143,269	$182,019
Ellen O. Tauscher(8)	$20,000	$164,294	$184,294

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the restricted stock units granted in 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Messrs. Lauer and Shaughnessy do not receive any compensation for their services as members of our board of directors.
(3)	Mr. Flanders earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 related to his position as the chairperson of the compensation committee, $7,500 related to his position as a member of the audit committee and $625 related to his position as a member of the nominating and corporate governance committee.
(4)	Mr. Goldberg earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $25,000 related to his position as chairperson of the audit committee and $1,875 related to his position as a member of the nominating and corporate governance committee.
(5)	Mr. Higby earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $5,000 related to his position as a member of the compensation committee and $2,500 related to his position as a member of the nominating and corporate governance committee.

(6)	Mr. Livingston earned $30,000 related to his annual retainer as a non-employee member of the board of directors, $25,000 related to his position as lead independent director and $10,000 related to his position as a member of the audit committee.
(7)	Mr. Oliver earned $30,000 related to his annual retainer as a non-employee member of the board of directors and $7,500 related to his position as chairperson of the nominating and corporate governance committee and $1,250 related to his position as a member of the compensation committee.
(8)	Ms. Tauscher earned $15,000 related to her annual retainer as a non-employee member of the board of directors and $5,000 related to her position as a member of the audit committee.

All of our non-employee directors have received options to purchase shares of our common stock and/or restricted stock units under our 1998 Stock Plan, 2005 Stock Plan or 2006 Equity Incentive Plan in connection with their service as members of our board of directors. The table below summarizes the options and restricted stock units held by our non-employee directors that were outstanding as of December 31, 2012.

				Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award		Shares Granted	Shares Subject to Unexercised Options Outstanding and Unreleased Restricted Stock Units as of December 31, 2012	Aggregate Stock Options Outstanding as of December 31, 2012	Aggregate Restricted Stock Units Outstanding as of December 31, 2012	Option Exercise Price
Scott N. Flanders	2/29/08 6/9/09 6/15/2010 6/15/2012	Stock Option(1) Stock Option(4) Stock Option(4) Restricted Stock Units(4)		25,000 3,250 7,500 9,178	25,000 3,250 7,500 9,178	35,750	9,178	$ $ $	24.49 17.76 12.20 —

Michael D. Goldberg	9/24/03 6/6/07 6/10/08 6/9/09 6/15/2010 6/15/2012	Stock Option(1) Stock Option(1) Stock Option(3) Stock Option(4) Stock Option(4) Restricted Stock Units(4)		37,500 6,250 6,250 3,250 7,500 9,178	28,500 6,250 6,250 3,250 7,500 9,178	51,750	9,178	$ $ $ $ $	2.00 19.25 23.49 17.76 12.20 —

Lawrence M. Higby	9/11/08 6/9/09 6/15/2010 6/15/2012	Stock Option(1) Stock Option(4) Stock Option(4) Restricted Stock Units(4)		25,000 3,250 7,500 9,178	25,000 3,250 7,500 9,178	35,750	9,178	$ $ $	14.76 17.76 12.20 —

Randall S. Livingston	12/17/08 6/9/09 6/15/2010 6/15/2012	Stock Option(1) Stock Option(4) Stock Option(4) Restricted Stock Units(4)		10,000 3,250 7,500 9,178	10,000 3,250 7,500 9,178	20,750	9,178	$ $ $	12.40 17.76 12.20 —

Jack L. Oliver, III	12/14/05 3/20/07 6/6/07 6/10/08 6/9/09 6/15/2010 6/15/2012	Stock Option(1) Stock Option(1) Stock Option(1) Stock Option(3) Stock Option(4) Stock Option(4) Restricted Stock Units(4)		25,000 6,250 6,250 6,250 3,250 7,500 9,178	25,000 6,250 6,250 6,250 3,250 7,500 9,178	54,500	9,178	$ $ $ $ $ $	8.80 25.08 19.25 23.49 17.76 12.20 —

Ellen O. Tauscher	7/2/2012	Restricted Stock Units	(2)	9,636	9,636		9,636		—

(1)	Option vests over four years at a rate of 25% after one year and 1/48th per month thereafter, so long as the holder continues to serve as a director.
(2)	Restricted stock unit vests 25% annually over four years from the grant date.
(3)	Option vests as to 100% of the shares subject to the grant on the earlier of (i) the one-year anniversary of the grant date or (ii) the day prior to our annual stockholder meeting approximately one year following the grant date.
(4)	Option or restricted stock unit vests as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date.

Executive Officers

The following table sets forth our current executive officers and their ages and the positions they held as of April 22, 2013.

Name	Age	Title
Gary L. Lauer	60	Chairman of the Board of Directors and Chief Executive Officer
William T. Shaughnessy	48	Director, President and Chief Operating Officer
Stuart M. Huizinga	50	Senior Vice President and Chief Financial Officer
Robert S. Hurley	53	Senior Vice President of Sales and Operations

Information pertaining to Mr. Lauer and Mr. Shaughnessy, each of whom is both a director and an executive officer of the company, may be found in the section entitled “Directors Not Standing for Election.”

Stuart M. Huizinga. Senior Vice President and Chief Financial Officer. Mr. Huizinga has served as our senior vice president and chief financial officer since May 2000. Previously, Mr. Huizinga was a partner at Arthur Andersen LLP, an accounting firm. Mr. Huizinga holds a B.S. degree in business administration from San Jose State University and is a certified public accountant (inactive) in the state of California.

Robert S. Hurley. Senior Vice President of Sales and Operations. Mr. Hurley has served as our senior vice president of sales and operations since March 2011. Prior to becoming senior vice president of sales and operations, Mr. Hurley served as our senior vice president of carrier relations since May 2007 and our vice president of strategic initiatives from September 2003 to May 2007, in which role he was responsible for our public and government relations efforts. From April 1999 to September 2003, Mr. Hurley was responsible for our customer care and enrollment functions. Prior to joining us, Mr. Hurley served as an associate vice president of sales and operations for the consumer business segment at Health Net, Inc., a managed healthcare company, and in various leadership roles at Foundation Health, a California health plan. Mr. Hurley holds a B.A. degree in law and society from the University of California, Santa Barbara.

Corporate Governance Matters

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee periodically reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines were amended in March 2010 and are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006, which was amended and restated in May 2009. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

•

Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

•

For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards.

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Insider Trading Compliance Program

Our board of directors adopted an Insider Trading Compliance Program in August 2006. The program prohibits trading of our securities based on material, nonpublic information regarding our company and applies to members of our board of directors and our employees, including our executive officers, and consultants (and those of our subsidiaries) and, in each case, their related parties (collectively, the “Insiders”). The Insiders are generally prohibited from, among other things, trading on material, nonpublic information, holding our securities in a margin account or pledging our securities as collateral for a loan, “tipping,” trading during our trading blackout period, conducting short sales of our securities, trading in derivative securities (e.g., “puts,” calls,” or other similar hedging instruments) relating our securities, placing open orders with brokers in violation of the program, and disclosing nonpublic information relating to our company and our subsidiaries on any forum.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•

To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws.

Director Qualifications. Our board of directors believes that it is necessary for each of our directors to possess many qualities, skills and attributes. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and attributes required of members of our board of directors in the context of the current make-up of our board of directors. According to our corporate governance guidelines, the nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size and composition of the board of directors and the needs of the board of directors and its committees;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success. As provided above, our corporate governance guidelines specify one of the considered factors as diversity of experience. Beyond this statement, our nominating and corporate governance committee does not have a formal policy with respect to diversity. The board of directors and nominating and corporate governance committee, however, believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the nominating and corporate governance committee seeks director candidates with a broad diversity of professions, skills and backgrounds.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Directors. The nominating and corporate governance committee is responsible for identifying and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our general counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our general counsel will monitor these communications. The general counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the general counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The general counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-employee directors from our officers or directors who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. All of our directors attended the annual meeting of stockholders held June 15, 2012.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2012 were Scott N. Flanders, Lawrence M. Higby and Jack L. Oliver, III. None of the current or past members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure

The board of directors currently believes that our company is best served by combining the roles of chairman of the board and chief executive officer, coupled with a lead independent director. Gary Lauer, our chief executive officer, is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in the development of our strategy. Our independent directors bring experience, oversight and expertise from outside the company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board in any way that it deems best for the company at a given point in time. Accordingly, the board of directors periodically reviews its leadership structure.

Lead Independent Director

In May 2011, our board of directors appointed Mr. Livingston as lead independent director. As the lead independent director, Mr. Livingston is responsible for coordinating the activities of the independent directors. The lead independent director has the following specific responsibilities:

•	call special meetings of the independent directors, develop agendas for such meetings and chair all meetings of independent directors;

•	serve as chairperson of the board of directors when the chairperson is not present;

•	serve as a conduit between the non-employee directors and the chairperson of the board of directors on sensitive issues;

•	work with the chairperson of the board of directors to develop a schedule of meetings for the board and provide input with respect to meeting agendas for the board of directors and its committees;

•	advise the chairperson of the board of directors with respect to the quality, quantity and timeliness of the flow of information from company management;

•	recommend to the chairperson of the board of directors the retention of advisors and consultants who report directly to the board;

•	with the chairperson and the chief executive officer, coordinate the assessment of committee structure, organization and charters, and evaluate the need for any changes;

•	coordinate the performance evaluation of the chairperson and chief executive officer with the compensation committee;

•	review and approve the philosophy of and program for compensation of the outside directors; and

•	be available for consultation and communication with significant stockholders, as requested.

Risk Oversight

The board of directors takes an active role, as a whole and at the committee level, in overseeing management of the company’s risks. Our management keeps the board of directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full board of directors; financial risks are overseen by the audit committee of the board of directors; and risks relating to compensation plans and arrangements are overseen by the compensation committee of the board of directors; and risks associated with director independence and potential conflicts of interest are overseen by the nominating and corporate governance committee of the board of directors. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full board of directors or the appropriate committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2013, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—2012 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 19,453,262 shares of common stock outstanding at March 31, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2013, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
5% Stockholders
Entities affiliated with RS Investment Management Co. LLC(2) 388 Market Street, Suite 1700 San Francisco, CA 94111	2,895,711	14.9%
Wellington Management Company, LLP(3) 280 Congress Street Boston, MA 02210	2,575,384	13.2%
Entities affiliated with HealthCor Management, L.P.(4) Carnegie Hall Tower 152 West 57th Street, 43rd Floor New York, NY 10019	2,287,381	11.8%
Entities affiliated with BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	1,640,219	8.4%
Vanguard Explorer Fund(6) 100 Vanguard Blvd. Malvern, PA 19355	1,460,025	7.5%
The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	1,176,919	6.0%
T. Rowe Price Associates, Inc.(8) 100 East Pratt Street Baltimore, MD 21202	1,122,100	5.8%

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
Executive Officers and Directors
Gary L. Lauer(9)	509,285	2.6%
William T. Shaughnessy(10)	97,233	*
Stuart M. Huizinga(11)	140,903	*
Robert S. Hurley(12)	43,385	*
Scott N. Flanders(13)	55,912	*
Michael D. Goldberg(14)	87,331	*
Lawrence M. Higby(15)	51,912	*
Randall S. Livingston(16)	37,725	*
Jack L. Oliver, III(17)	73,191	*
Ellen O. Tauscher(18)	—	—
All executive officers and directors as a group (10 persons)(19)	1,096,877	5.6

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission, RS Investment Management Co. LLC, The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Partners Fund are collectively the beneficial owners of a total of 2,895,711 shares of our common stock. RS Investment Management Co. LLC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock. No individual client’s holdings of our common stock, except for RS Partners Fund, are more than 5% of the total outstanding shares of our common stock. The Guardian Life Insurance Company of America is an insurance company and the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is a registered investment adviser, a registered broker-dealer, and the parent company of RS Investment Management Co. LLC.
(3)	Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own 2,575,384 shares of our common stock which are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client, except Vanguard Explorer Fund, is known to have such right or power with respect to more than 5% of the total outstanding shares of our common stock.
(4)	According to a Schedule 13G filed with the Securities and Exchange Commission, HealthCor Offshore Master Fund, L.P., HealthCor Hybrid Offshore Master Fund, L.P., and HealthCor Long Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are collectively the beneficial owners of a total of 2,287,381 shares of our common stock. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is in turn the general partner of HealthCor Offshore GP, LLC. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is in turn the general partner of HealthCor Hybrid Offshore GP, LLC. HealthCor Long Master GP, LLC is the general partner of HealthCor Long Offshore Master Fund, L.P. HealthCor Group, LLC is in turn the general partner of HealthCor Long Master GP, LLC. HealthCor Management, L.P. is the investment manager of the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported in the Schedule 13G. Each of the reporting persons disclaims any beneficial ownership of any such shares of common stock in excess of their actual pecuniary interest therein.

(5)	According to a Schedule 13G filed with the Securities and Exchange Commission, 1,640,219 shares of common stock are deemed to be beneficially owned by BlackRock, Inc. and certain of its subsidiaries on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.
(6)	According to a Schedule 13G filed with the Securities and Exchange Commission, Vanguard Explorer Fund is the beneficial owner of 1,460,025 shares of our common stock as of December 31, 2012.
(7)	According to a Schedule 13G filed with the Securities and Exchange Commission, the Vanguard Group, Inc. and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (VFTC) and Vanguard Investments Australia, Ltd. (“VIA”), are the beneficial owners of 1,176,919 shares of our common stock. VFTC is the beneficial owner of 22,481 shares of our common stock as a result of its serving as investment manager of collective trust accounts. VIA is the beneficial owner of 1,500 shares of our common stock as a result of its serving as investment manager of Australian investment offerings.
(8)	According to a Schedule 13G filed with the Securities and Exchange Commission, T. Rowe Price Associates, Inc. (“Price Associates”) is the beneficial owner of 1,122,100 shares of our common stock as of December 31, 2012. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Because the Schedule 13G was not a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (“T. Rowe Price Funds”), not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(9)	Includes 336,381 shares of common stock issuable upon exercise of stock options.
(10)	Mr. Shaughnessy joined the company as an executive officer and director effective March 27, 2012. Includes 93,332 shares of common stock issuable upon exercise of stock options and 3,901 shares of common stock issuable upon vesting of restricted stock units.
(11)	Includes 88,623 shares of common stock issuable upon exercise of stock options.
(12)	Includes 42,769 shares of common stock issuable upon exercise of stock options.
(13)	Includes 35,750 shares of common stock issuable upon exercise of stock options.
(14)	Includes 19,419 shares of common stock held of record by Michael D. Goldberg Family Trust dated June 3, 2011. Also includes 51,750 shares of common stock issuable upon exercise of stock options.
(15)	Includes 35,750 shares of common stock issuable upon exercise of stock options.
(16)	Includes 20,750 shares of common stock issuable upon exercise of stock options.
(17)	Includes 54,500 shares of common stock issuable upon exercise of stock options.
(18)	Ms. Tauscher joined the board of directors effective July 2, 2012.
(19)	Includes an aggregate of 759,605 shares of common stock issuable upon exercise of stock options and 3,901 shares of common stock issuable upon vesting of restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Board Compensation

We pay non-employee directors for service on our board of directors. Our non-employee directors also have received options to purchase shares of our common stock and restricted stock units covering shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.

Employment Agreements

We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding certain of these arrangements, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Employment Agreements and Change of Control Arrangements” below.

Indemnification Agreements and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants

We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” and “Executive Compensation, Say-on-Pay, Independence of Advisors—2012 Outstanding Equity Awards at Fiscal Year-End, 2012 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related-Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and approve all related-party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer. There were no related-party transactions during 2012 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. None of our directors were involved in any related-party transactions.

EXECUTIVE COMPENSATION, SAY-ON-PAY, INDEPENDENCE OF ADVISORS

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our other executive officers named in the Summary Compensation Table, or “Named Executive Officers,” for the year ended December 31, 2012.

Executive Compensation Summary

Pay for Performance

The focus of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, the majority of our Named Executive Officers’ compensation opportunity is based on variable pay relating to company performance. During 2012, the compensation of our Named Executive Officers primarily consisted of base salary, an annual cash incentive award, and long-term equity incentive awards in the forms of time-based restricted stock units (except for our chief executive officer) and performance-based restricted stock units. For 2012, our chief executive officer and our other Named Executive Officers (excluding our president and chief operating officer) were eligible to earn up to approximately 75% and 61% (on average), respectively, of their total cash and equity compensation in the form of variable annual cash incentives and long-term equity incentives, in each case excluding the value of all other types of compensation, such as benefits.

The following charts illustrate the 2012 pay mix of our chief executive officer and the average pay mix of our other Named Executive Officers (excluding our president and chief operating officer). For purposes of the charts, the annual cash incentive and long-term equity incentive percentages are calculated based on the target incentives, assuming all performance criteria were met and cash bonuses were awarded and performance-based restricted stock units were earned at 100% of the target level. The amounts calculated and represented in the charts below do not reflect the actual amounts awarded to our chief executive officer and other Named Executive Officers. The long term equity incentive percentages are calculated using the grant date fair value of the restricted stock units underlying the target long-term equity incentive, computed in accordance with FASB ASC Topic 718. The charts do not account for payments we make for health and life insurance benefits and 401(k) matching contributions that are generally available to our employees.

We excluded our president and chief operating officer from the chart for our Other Named Executive Officers because the inclusion in the chart of the grant date fair value of the stock options and time-based restricted stock units that our president and chief operating officer received in connection with the start of his employment in 2012 would cause the percentage for long-term equity incentives to weigh more on such equity awards and not to fairly represent the percentage of our Named Executive Officers’ compensation that was associated with their target long-term equity incentives. In addition, our president and chief operating officer was not a participant in the 2012 performance-based long-term equity incentive plan like our other Named Executive Officers as a result of the equity awards he received in connection with the start of his employment. Our president and chief operating officer was eligible to earn annual cash incentive in 2012. The amount of annual cash bonus he earned in 2012 represents approximately 31% of his total 2012 cash compensation, excluding the value of all other types of compensation, such as benefits.

The annual cash incentives and performance-based, long-term equity incentives for our chief executive officer and Named Executive Officers were awarded based on the company performance in 2012.

Corporate Governance Best Practices

Our compensation committee, assisted by its independent compensation consultant, Radford, an Aon Hewitt Company (“Radford”), stays informed of developing executive compensation best practices and strives to implement them. In this regard, our best practices include:

•

In 2013, establishing milestones for executive officer performance-based restricted stock unit grants that are based on revenue achievement for both one- and two-year periods; thereby providing different and longer-term performance metrics for these equity awards than under our annual cash bonus plans;

•	Establishing share retention guidelines for executive officers beginning in 2011 and for our non-employee directors beginning in 2010;

•

Beginning in 2010, removing our chief executive officer as a participant in our Executive Bonus Plan and establishing him as a participant in our stockholder-approved Performance Bonus Plan, payments under which are intended to qualify as fully deductible performance-based compensation under Internal Revenue Code Section 162(m);

•	Eliminating the housing, travel and automobile allowances and the related tax gross-ups for Mr. Lauer starting in 2010;

•	Providing no golden parachute excise tax gross-ups;

•	Providing no single-trigger change of control benefits for any of our Named Executive Officers;

•	Beginning in 2011, granting a majority of the equity awards to our Named Executive Officers in the form of restricted stock units with performance-based vesting;

•	Based upon company performance in 2012, only approximately 33% of the 2012 performance-based equity awards were earned, subject to future vesting, demonstrating our pay for performance culture;

•

Ahead of the required July 1, 2013 effective date under Nasdaq final rules finalized in January 2013, the compensation committee in February 2013 considered any potential conflict of interest posed by its compensation consultant and outside legal counsel, based upon the independence factors specified under the Nasdaq final rules;

•

Granting to employees, including our Named Executive Officers, equity awards subject to a minimum vesting period of three years if such award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company, subject under certain circumstances to accelerated vesting upon certain terminations of employment;

•

Consistent with the direction of stockholder votes cast in 2011 and consistent with management’s recommendation to our stockholders, adopting an annual Say-on-Pay advisory vote, commencing in 2011 and continuing in this 2013 proxy statement; and

•	Engaging Radford to perform a risk analysis with respect to our compensation programs and policies, including for non-executive officers.

Insider Trading Compliance Program

Our employees, including our Named Executive Officers, are prohibited from trading our securities in violation of our Insider Trading Compliance Program – such as trading on material, nonpublic information, pledging of our securities as collateral for a loan and trading in derivative securities (e.g., “puts,” calls,” or other similar hedging instruments) relating our securities. For more information about our Insider Trading Compliance Program, see Directors, Executive Officers and Corporate Governance—Corporate Governance Matters—Insider Trading Compliance Program.

General Compensation Philosophy and Program Structure

General

We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	directly link compensation to measurable corporate and individual performance;

•	focus executive officers on achieving near and long-term corporate objectives and strategy; and

•	reward executives for creating stockholder value.

Executive officer compensation primarily has been composed of base salary, annual cash bonus awards and long-term equity incentive awards. We base compensation on the executive officer’s responsibilities, individual performance and our performance as a company.

Role of the Compensation Committee

The compensation committee of our board of directors, composed entirely of non-employee independent members of our board of directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to our executive officers, including our Named Executive Officers, on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practices among companies it considers similar to us in certain respects. The compensation committee also reviews overall compensation risk. See Committees of the Board of Directors—Compensation Committee above for additional information about the compensation committee.

Role of Executive Officers

Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee to consider. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our chief executive officer and a member of our human resources department participated in meetings of our compensation committee, and our chief executive officer makes recommendations with respect to compensation proposals for executive officers other than himself.

Role of the Compensation Consulting Firm

The compensation committee has engaged Radford to provide compensation advisory services. Radford reports directly to the compensation committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In early 2012, Radford conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Radford also reports on overall compensation risk, equity plan usage and makes recommendations to the compensation committee for executive new hire packages. Radford attended certain compensation committee meetings, including executive sessions, to present its analyses and to discuss its findings with the compensation committee. The compensation committee reviewed Radford’s analyses in the context of making its decisions with respect to executive officer compensation for 2012. We, as a company, participate in Radford’s Global Technology Survey in order to obtain market compensation information for executives and staff globally. Radford also assists us in valuing equity awards to ensure that such awards are properly expensed. The total dollar amount of services that Radford provided to us in 2012 that was paid in 2012 was approximately $142,000. The compensation committee has reviewed the level of services provided to us by Radford and does not believe it or the services give rise to a conflict or compromises Radford’s independence in advising the compensation committee.

Compensation Committee Adviser Independence

The compensation committee has considered the independence of Radford pursuant to Nasdaq rules finalized in January 2013 and related SEC rules finalized in 2012, and has found no conflict of interest in Radford’s continuing to provide advice to the compensation committee.

The compensation committee is also regularly advised by the company’s primary outside legal counsel, Wilson, Sonsini, Goodrich & Rosati. The compensation committee has considered the independence of Wilson, Sonsini, Goodrich & Rosati pursuant to Nasdaq rules finalized in January 2013 and related SEC rules finalized in 2012, and has found no conflict of interest in Wilson, Sonsini, Goodrich & Rosati’s continuing to provide advice to the compensation committee. The compensation committee intends to reassess the independence of its advisers at least annually.

Consideration of 2012 Advisory Say-On-Pay Vote; Frequency of Say on Pay Vote

On June 15, 2012, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a “Say-On-Pay” vote. Our stockholders approved the compensation of our named executive officers, with over 80% of stockholder votes cast in favor of our 2012 Say-On-Pay resolution. After considering this result, following our annual review of our executive compensation philosophy, the compensation committee decided to retain our overall approach to executive compensation. We will hold an annual advisory stockholder vote to approve our named executive officer compensation until the results of our next Say-On-Pay frequency vote.

Competitive Positioning

The reports provided by Radford for the 2012 executive compensation analyses reviewed our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies (which changed from 2011 to 2012, as described below) and also with compensation data drawn, for purposes of the 2012 review, from software/Internet companies with revenues from $50 million to $350 million included in the Radford Global Technology Total Direct Compensation Survey. The survey data was used in addition to the peer group company data as it was believed to be reflective of companies that compete in our labor market and of companies with similar revenue levels. The peer group companies and the survey data were equally weighted by the compensation committee.

2012 Peer Group

The peer group developed by Radford, approved by our compensation committee and used in Radford’s analysis for 2012 compensation was based on a modified 2011 peer group. The companies that comprised the 2012 peer group consisted of the following:

Peer Group Companies
Athenahealth, Inc.	Shutterfly, Inc.
Blue Nile, Inc.	SuccessFactors, Inc.
Ebix, Inc.	Synchronoss Technologies, Inc.
InfoSpace, Inc.	Taleo Corporation
Kenexa Corporation	TechTarget, Inc.
Loopnet, Inc.	The Ultimate Software Group, Inc.
Move, Inc.	Travelzoo, Inc.
Online Resources Corporation	U.S. Auto Parts Network, Inc.
Petmed Express, Inc.	Web.com Group, Inc.
QuinStreet, Inc.	XO Group Inc.
RightNow Technologies, Inc.

Divx, Inc., Internet Brands, Inc., and Isilon Systems, Inc., companies included in the 2011 peer group, were removed from the 2012 peer group because they were acquired. Acme Packet, Inc. was also removed from the 2012 peer group because its market capitalization was above the criteria recommended by Radford. The Knot, Inc., which was in the 2011 peer group, is now known as XO Group Inc.

2013 Peer Group

At the end of 2012, our compensation committee conducted a review of the 2012 peer group in connection with its determination of executive officer compensation for 2013. Peer companies with revenues ranged from $75 million to $300 million and market capitalization ranged from $200 million to $1.5 billion were generally targeted as suitable companies for this peer group. Based on Radford’s recommendation, the compensation committee removed Shutterfly, Inc. and The Ultimate Software Group because they were above the criteria in terms of company size. SuccessFactors, Inc., Rightnow Technologies, Inc., Taleo Corporation and Loopnet, Inc. were also removed from the peer group because they were acquired. CafePress, Kayak Software, Limelight Networks, Opentable, Viatacost.com, Yelp and Zillow were added to the peer group because they met the criteria stated above. When our compensation committee approved the changes to the peer group, our trailing twelve month revenue of $150 million was ranked slightly below the 50th percentile (or $190 million) against the updated peer group companies and our market capitalization of $335 million was near the 50th percentile (or $360 million) of the updated peer group companies. In addition, at the time that our compensation committee approved these changes to our 2012 peer group, the revenue levels of the updated peer group companies all fell within a 0.5x to 2.5x range of our trailing twelve month revenue.

Compensation Elements

Base Salaries

The compensation committee’s objective is to provide the Named Executive Officers with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce. Our compensation committee reviews executive officer base salaries annually, generally in the first quarter of each year. Our compensation committee reviewed base salaries for our named executive officers in the first quarter of 2012 using peer group and survey data supplied by Radford.

2012 Base Salaries

In the first quarter of 2012, the compensation committee set the annual base salaries for our Named Executive Officers. The base salary increases set forth below were based upon the compensation committee’s determination of merit and performance.

Name	Title	2011 Base Salary	2012 Base Salary	Percentage Increase
Gary L. Lauer	Chief Executive Officer	$650,000	$650,000	0%
William T. Shaughnessy*	President and Chief Operating Officer	—	$500,000	N/A
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$270,000	$280,000	3.7%
Robert S. Hurley	Senior Vice President of Sales and Operations	$242,000	$250,000	3.3%

*	Mr. Shaughnessy joined the company as an executive officer and director effective March 27, 2012.

For 2012, base salaries accounted for approximately 42% of the total compensation for our chief executive officer, 49% (on average) for our other Named Executive Officers (excluding our president and chief operating officer), and 11% for our president and chief operating officer (as a result of the grant date fair value of the initial equity awards that he received in connection with the start of his employment with the company in 2012). The total compensation includes any cash bonus awards and the value of any equity awards granted in 2012 and, with respect to performance-based restricted stock units, earned in 2012, based on grant date fair value computed in accordance with FASB ASC Topic 718, but excludes health and life insurance benefits and 401(k) matching contributions that are generally available to our employees.

Annual Cash Bonus Awards

General

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to earn an annual cash bonus award. We provide this opportunity in order to attract and retain employees with an appropriate caliber of talent and experience for our key positions and to motivate our executive officers and other eligible employees to achieve annual business goals.

2012 Executive Bonus Plan

In the first quarter of 2012, our compensation committee approved the Executive Bonus Plan for the fiscal year ended December 31, 2012 (the “2012 Bonus Plan”). Under the 2012 Bonus Plan, the compensation committee established performance measures to be used in determining 2012 annual executive officer cash bonus awards (other than for Mr. Lauer, who instead participates in our 162(m) Performance Bonus Plan discussed below). The 2012 Bonus Plan could be amended, suspended or terminated at any time at the sole and absolute discretion of the compensation committee.

The payouts under the 2012 Bonus Plan for the fiscal year ending December 31, 2012 were determined by the compensation committee based 100% on company performance.

Company performance was measured by the achievement of specific financial goals related to revenue, non-GAAP operating earnings and EBITDA. The revenue goal comprised 40% of the potential target incentive award for each participant. The non-GAAP operating earnings goal and the EBITDA goal each comprised 30% of the total potential target incentive award for each participant. In the event that we met the revenue performance goal, a participant would receive, in connection with the achievement of that performance goal, 40% of the participant’s target payout. In the event that we met the non-GAAP operating earnings goal or the EBITDA goal, a participant would receive, in connection with the achievement of that performance goal, 30% of the participant’s target payout. A participant would not receive any payout with respect to a goal that was achieved at less than 95%, but would receive 50% of that goal’s target payout if 95% of the goal was achieved and up to 90% of that goal’s target payout at 99% of the achievement of the goal. If we exceeded a goal, participants would receive amounts above that goal’s target payout for the relevant goal exceeded as follows:

•	In the event that the revenue goal was exceeded, each participant would have received an additional 5% of the target payout for the revenue goal up to a maximum additional payment of 50%; and

•

With respect to the non-GAAP operating earnings and EBITDA goals, and only if 100% of the revenue goal is achieved, a participant would receive for each percent achieved above the non-GAAP operating earnings goal or the EBITDA goal an additional 2.5% of the relevant target payout, up to a maximum of additional payout of 50%.

We were required to be profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the 2012 Bonus Plan for any specific company performance goal. If we were not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for the achievement of any particular company performance goal was no more than 100% of the participant’s target incentive award.

The revenue, non-GAAP operating earnings and EBITDA goals and performance were determined by excluding, at the sole discretion of the compensation committee, (i) the effect of mergers and acquisitions closing in 2012 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results. The specific performance goals for the year ended December 31, 2012 approved by the compensation committee were as follows:

Metric	Target Goal
GAAP Annual Revenue	$154,700,000
Non-GAAP Operating Earnings (GAAP operating earnings excluding stock-based compensation expense and amortization of acquired intangibles)	$22,100,000
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$24,600,000

The compensation committee approved target and maximum cash bonus award opportunities under the 2012 Bonus Plan for our Named Executive Officers (other than Mr. Lauer) as follows:

Name	Title	Fiscal 2012 Cash Bonus Award Opportunity
		Target Payout		Maximum Payout
		Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
William T. Shaughnessy*	President and Chief Operating Officer	60%	$225,000	90%	$337,500
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	60%	$168,000	90%	$252,000
Robert S. Hurley	Senior Vice President of Sales and Operations	60%	$150,000	90%	$225,000

*	Mr. Shaughnessy joined the company as an executive officer and director effective March 27, 2012 and his target payout and maximum payout were prorated based on his employment start date.

The 2012 cash bonus opportunity under the 2012 Bonus Plan for each of the Named Executive Officers, other than Mr. Lauer (not a 2012 Bonus Plan participant), was set in accordance with the compensation committee’s philosophy for 2012 to set total target salary and cash bonus compensation opportunity between the 50th and 75th percentile of the market data provided by Radford in its analysis for 2012 compensation.

In February 2013, our compensation committee considered and determined the 2012 fiscal year performance of the company and each of our Named Executive Officers against the previously established performance goals described above. The 2012 performance goals and the company’s 2012 achievement were as follows:

Metric	Target Goal	Company Achievement		Percentage of Achievement Relative to Target
GAAP Annual Revenue	$154,700,000	$155,473,000		100.5%
Non-GAAP Operating Earnings (GAAP operating earnings excluding stock-based compensation expense and amortization of acquired intangibles)	$22,100,000	$21,101,000	(1)	95.5%
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$24,600,000	$23,512,000	(1)	95.6%

(1)	The amount reflects an exclusion of a non-recurring expense related to a one-time impairment charge of $435,000.

After considering the achievement of the performance targets as described above, the compensation committee approved the following payouts under the 2012 Bonus Plan (other than Mr. Lauer):

Name	Title	Amount	Percentage of Target Payout	Percentage of Annual Base Salary
William T. Shaughnessy*	President and Chief Operating Officer	$166,838	74.2%	44.5%
Stuart M. Huizinga	Senior Vice President and Chief Financial Officer	$124,572	74.2%	44.5%
Robert S. Hurley	Senior Vice President of Sales and Operations	$111,225	74.2%	44.5%

*	Mr. Shaughnessy joined the company as an executive officer and director effective March 27, 2012 and his cash bonus payout was prorated based on his employment start date.

For 2012, cash bonus awards for Mr. Shaughnessy, Mr. Huizinga and Mr. Hurley accounted for approximately 5%, 23% and 22%, respectively, of their total compensation attributable to base salary, the annual cash bonus award and the grant date fair value of the time-based restricted stock units granted in 2012 and performance-based restricted stock units granted and earned in 2012 (except for Mr. Shaughnessy who did not receive any performance-based restricted stock units in 2012). The percentage for Mr. Shaughnessy with respect to his cash bonus award is lower than those of Messrs. Huizinga and Hurley because it accounted for the grant date fair value of the initial equity awards that Mr. Shaughnessy received in connection with the start of his employment with the company in 2012.

162(m) Performance Bonus Plan

Our Performance Bonus Plan, which was approved by our stockholders at our 2009 annual meeting, is designed to qualify payments as deductible “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). In March 2012, our compensation committee determined in order to maximize the corporate tax deductibility of certain executive compensation under Section 162(m) to maintain Mr. Lauer as the sole participant in the Performance Bonus Plan for fiscal year 2012.

Under the Performance Bonus Plan, Mr. Lauer’s cash incentive bonus is determined based upon company performance. For fiscal year 2012, company performance was measured by the achievement of specific financial goals related to revenue, non-GAAP operating earnings and EBITDA. Achievement of these goals was measured including the effects of mergers and acquisitions closing in 2012 (if any) and excluding (i) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, and (ii) the effect of any changes in accounting principles affecting our reported results. The revenue goal, the non-GAAP operating earnings and EBITDA goals each represented one-third of Mr. Lauer’s bonus opportunity under the Performance Bonus Plan, subject in each case to the compensation committee’s discretion to adjust payouts downward. The maximum cash incentive bonus award opportunity for fiscal year 2012 for Mr. Lauer was 97.5% of his base salary, or $633,750. The specific performance goals approved by the compensation committee were as follows:

Metric	Target Goal
GAAP Annual Revenue	$146,965,000
Non-GAAP Operating Earnings (GAAP operating earnings excluding stock-based compensation expense and amortization of acquired intangibles)	$20,995,000
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$23,370,000

In March 2013, our compensation committee considered and determined the 2012 fiscal year performance against the objectively determinable performance targets described above. The 2012 performance targets, weighted one-third apiece, and the company’s 2012 actual achievement were as follows:

Metric	Target Goal	Company Achievement	Percentage of Achievement Relative to Target
GAAP Annual Revenue	$146,965,000	$155,473,000	105.8%
Non-GAAP Operating Earnings (GAAP operating earnings excluding stock-based compensation expense and amortization of acquired intangibles)	$20,995,000	$20,666,000	98.4%
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$23,370,000	$23,077,000	98.7%

Because only one of the three performance metrics (GAAP Annual Revenue) was achieved, the compensation committee approved a bonus payout under the Performance Bonus Plan in the amount of $211,250 for Mr. Lauer.

Non-Plan Bonus

Our compensation committee noted that the company narrowly missed achieving all three 2012 metrics under the company’s Performance Bonus Plan. In light of this, and in light of the company’s performance in 2012, the compensation committee determined to provide Mr. Lauer with an additional cash bonus of $258,676. Included with his payout under the company’s Performance Bonus Plan, Mr. Lauer’s total bonus was $469,926. This represented a payment of approximately 72% of Mr. Lauer’s base salary. In making this determination, the compensation committee considered what Mr. Lauer would have earned if he had remained a participant in the 2012 Bonus Plan covering our other Named Executive Officers. The committee considered that Mr. Lauer’s leadership and the company’s performance in a difficult environment was excellent, and that therefore Mr. Lauer should receive approximately the same overall payout he would have received had he remained a participant in the 2012 Bonus Plan.

For 2012, the cash bonus awards for Mr. Lauer accounted for approximately 30% of the total compensation attributable to his base salary, his annual cash bonus awards and the grant date fair value of the performance-based restricted stock units granted and earned in 2012.

William Shaughnessy Sign-On Bonus

Pursuant to the terms of his employment agreement, Mr. Shaughnessy was entitled to a sign-on bonus of up to $225,000, the precise amount to be determined in consultation with our chief executive officer and the compensation committee. We fully discharged this obligation to Mr. Shaughnessy on January 15, 2013, by granting Mr. Shaughnessy a restricted stock unit award under our 2006 Equity Incentive Plan covering 3,604 shares of our common stock, with a grant date fair value of approximately $89,019. This restricted stock unit award is scheduled to vest 100% on the first anniversary of its grant date.

Equity Incentive Awards

General

Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. The compensation committee reviews the equity holdings of our Named Executive Officers regularly and the compensation committee makes equity compensation awards to our Named Executive Officers informed in part by the practices of other similarly situated companies.

In reviewing our equity award practices, we are committed to effectively rewarding, incentivizing and retaining our employees with a competitive equity compensation program while minimizing stockholder dilution. For this reason, we carefully manage both our gross burn rate and net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the weighted average number of shares of outstanding. Net burn rate reflects equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the weighted average number of shares outstanding. Although we are classified with insurance companies in some burn rate comparisons across industry groups, we are an ecommerce and technology company and compete for employees with companies in the internet, software and services industry. As a result, our equity incentive award grants are generally greater than those companies in the insurance company category. Moreover, our burn rates have been negatively impacted by our share repurchase programs under which we have, as of March 31, 2013, repurchased approximately 8.0 million shares of our common stock in the open market since December 2008.

2012 Executive Equity Compensation

In 2012, our compensation committee approved equity incentive awards for our executive officers, including our Named Executive Officers, in the form of stock options with time-based vesting, restricted stock units with performance-based vesting and restricted stock units with time-based vesting. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing peer group and other survey data in the analysis provided by Radford.

The number of stock options and of shares of our common stock granted under restricted stock unit awards approved by the compensation committee during 2012 is summarized as follows:

Name	Number of Shares Subject to Stock Options with Time-Based Vesting	Number of Shares Subject to Restricted Stock Units with Time-Based Vesting	Number of Shares Subject to Restricted Stock Units with Performance- Based Vesting
Gary L. Lauer	—	—	60,000
William T. Shaughnessy*	400,000	25,000	—
Stuart M. Huizinga	—	5,920	8,880
Robert S. Hurley	—	5,920	8,880

*	Mr. Shaughnessy’s restricted stock unit and stock option awards were granted in connection with his acceptance of our employment offer.

Mr. Shaughnessy’s stock option award vests over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th of the shares per month thereafter, so as to be 100% vested on the fifth anniversary of the vesting commencement date.

Restricted stock units subject to time-based vesting vest at a rate of 25% after one year and an additional 25% on each anniversary thereafter. Restricted stock units subject to performance-based vesting must meet additional preconditions to vesting as described below.

For the restricted stock units subject to performance-based vesting, up to one-third of the total number of shares would have been considered earned and eligible for vesting based upon achieving each of a pre-determined 2012 revenue goal, 2012 non-GAAP operating earnings goal and 2012 EBITDA goal. For achievement at less than 95% of a goal (the threshold), no shares would have been earned relating to that goal. For achievement at 95% to 95.99% of a goal, 25% of the shares related to that goal (i.e., 1/12th of the total number of shares subject to the restricted stock unit) would have been considered earned and eligible for vesting. For achievement at 96% to 96.99% of a goal, 30% of the shares related to that goal would have been considered earned and eligible for vesting. For achievement at 97% to 97.99% of a goal, 35% of the shares subject to that goal would have been considered earned and eligible for vesting. For achievement at 98% to 98.99% of a goal, 40% of the shares related to that goal would have been considered earned and eligible for vesting. For achievement at 99% to 99.99% of a goal, 45% of the shares related to that goal would have been considered earned and eligible for vesting. For achievement at 100% or greater of a goal, 100% of the shares related to that goal would have been considered earned and eligible for vesting. The total number of shares that became eligible for vesting is thereafter subject to time-based vesting and vests in equal installments over three years from the vesting commencement date.

The grant date fair value of the 2012 equity awards granted to Messrs. Lauer, Hurley and Huizinga were targeted between the 50th and the 75th percentile of the comparative data. These awards also reflected the compensation committee’s assessment of individual performance, expected future contribution and retention considerations, including the impact of the relative mix of vested and unvested equity awards on retention. The compensation committee also considered the grant size as a percentage of our total outstanding equity compared to market benchmarks.

In February 2013, our compensation committee considered and determined the 2012 performance against the objectively determinable performance targets described above for the restricted stock units subject to performance-based vesting. The 2012 performance targets, weighted one-third apiece, and the company’s 2012 actual achievement were as follows:

Metric	Target Goal	Company Achievement	Percentage of Achievement Relative to Target
GAAP Annual Revenue	$154,700,000	$155,473,000	100.5%
Non-GAAP Operating Earnings (GAAP operating earnings excluding stock-based compensation expense and amortization of acquired intangibles)	$22,100,000	$20,666,000	93.5%
EBITDA (GAAP operating income excluding depreciation, amortization and stock-based compensation expense)	$24,600,000	$23,077,000	93.8%

Following written certification with respect to the extent to which performance targets had been achieved as described above, the committee determined that the performance-based restricted stock units would be eligible for vesting as follows:

Name	Number of Potential Shares Subject to Restricted Stock Units with Performance- Based Vesting	Actual Number of Shares Subject to Restricted Stock Units as a Result of Performance
Gary L. Lauer	60,000	20,001
William T. Shaughnessy	—	—
Stuart M. Huizinga	8,880	2,961
Robert S. Hurley	8,880	2,961

The shares eligible for vesting represent approximately 33.33% of the total shares subject to each award of restricted stock units subject to performance-based vesting. This demonstrates the link between pay and performance in our executive compensation programs.

In 2013, our compensation committee established milestones for executive officer performance-based restricted stock unit grants that are based on revenue achievement for both one- and two-year periods; thereby providing different and longer-term performance metrics for these awards than under our annual cash bonus plans.

Stock Ownership Guidelines

In March 2011, our compensation committee approved stock ownership guidelines for our executive officers to further align their interests with the interests of our stockholders.

Pursuant to the guidelines, our chief executive officer is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to three times his annual base salary or (ii) 150,000 shares and to maintain this minimum amount of stock ownership throughout his employment. Our chief executive officer is expected to achieve the applicable level of ownership by March 23, 2016, or with respect to future chief executive officers similar share guidelines measured as of their start date, within five years of their becoming chief executive officer.

Under the guidelines, our executive officers who are executive vice-presidents or who are the chief operating officer are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to two times their annual base salary, or (ii) the number of shares determined by dividing twice their annual base salary as in effect on March 23, 2011 by $13.00 and to maintain this minimum amount of stock ownership throughout their employment. The executive vice presidents and chief operating officer are expected to achieve the applicable level of ownership by March 23, 2016, or with respect to future executive vice presidents and chief operating officers similar share guidelines measured as of their start date, within five years of their becoming an executive vice president or chief operating officer, respectively.

In addition, under the guidelines, our other executive officers are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to one time their annual base salary, or (ii) the number of shares determined by dividing their annual base salary as in effect on March 23, 2011 by $13.00 and to maintain this minimum amount of stock ownership throughout their employment. These executive officers are expected to achieve the applicable level of ownership by March 23, 2016, or with respect to future executive officers similar share guidelines measured as of their start date, within five years of their becoming an executive officer.

In the event the applicable guideline is not achieved with respect to any executive officer by the applicable deadline, the executive officer will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. Under certain limited circumstances, the guidelines may be temporarily suspended by our compensation committee at its discretion.

Other Compensation

We provide the opportunity for our executive officers, including our Named Executive Officers, and other employees to receive general health and welfare benefits. We also maintain a retirement and deferred savings plan available to all U.S. employees after three months of employment, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $16,500 (or $22,000 for employees over 50 years of age) in calendar year 2012. Under the plan, each participant is fully vested in his or her own contributions. We match 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

For the year ended December 31, 2012, other compensation accounted for less than 1% of the total compensation for our chief executive officer and for our other Named Executive Officers.

Change in Control and Termination Arrangements

We have entered into management retention agreements, providing for certain severance benefits upon certain terminations in connection with a change of control and outside a change of control, with certain of our Named Executive Officers. At the direction of the compensation committee, Radford conducted a study of change of control severance agreements for certain of our Named Executive Officers. Informed by this data, the compensation committee designed agreements that reflected market norms. The severance arrangements with each of our Named Executive Officers are more fully described under the section entitled “Employment Agreements and Change of Control Arrangements.”

Regulatory Considerations

Section 162(m) of the U.S. Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the chief executive officer or one of the three other most highly compensated officers (other than the chief financial officer). Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). We believe that it is important to preserve flexibility in administering our compensation programs, and have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under our compensation programs may be determined not to so qualify. We have adopted a Performance Bonus Plan, which was approved by our stockholders at the 2009 annual meeting, to attempt to qualify payments in future years under the Performance Bonus Plan as deductible “performance-based compensation” for purposes of Section 162(m). In March 2012, our compensation committee determined that in order to maximize the corporate tax deductibility of certain executive compensation under Section 162(m), it was in the best interests of the company and its stockholders to maintain Mr. Lauer as the sole participant in the Performance Bonus Plan for fiscal year 2012. We also structured the performance-based vesting component of the 2012 restricted stock unit awards to our named executive officers to qualify as deductible “performance-based compensation” for purposes of Section 162(m). We do not guarantee that any executive compensation intended to qualify as deductible performance-based compensation under Section 162(m) so qualifies.

Risk Assessment

Our compensation committee retained Radford, its independent compensation consultant, to evaluate the risk inherent in our executive and non-executive programs. Accordingly, Radford evaluated our executive and non-executive compensation programs and provided a report to the compensation committee. The report concluded that, among other things:

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices;

•	Management incentives are capped and require a threshold level of performance that help protect against overpayment in a challenging business environment;

•	Severance benefits are closely managed and do not provide excessive severance benefits; and

•	We established share retention guidelines for executive officers in 2011 (subsequently amended in 2012) and for our non-employee directors in 2010 (subsequently amended in 2011).

Compensation Committee Report

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement for the 2013 Annual Meeting of Stockholders. Based on this review and discussion, the compensation committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2013 Annual Meeting of Stockholders.

This report is submitted by the compensation committee.

Compensation Committee

Scott N. Flanders, Chair Lawrence M. Higby Jack L. Oliver, III

2012 Summary Compensation Table

The information below sets forth the “total compensation” earned by our Named Executive Officers for the years ended December 31, 2012, 2011 and 2010. The total compensation presented does not reflect the actual compensation received by our Named Executive Officers. For example, the amounts in the “Stock Awards” column for 2012 include the grant date fair values of time-based restricted stock units (the “RSUs”) granted in 2012 and performance-based restricted stock units (the “PSUs”) granted in 2012. These amounts were calculated, with respect to the PSUs, by assuming all performance criteria were met at 100% achievement. Because less than 100% of the performance criteria were actually met in 2012 for the PSUs, the values in the “Stock Awards” column are higher than the grant date fair values of the stock awards that our Named Executive Officers were granted and actually earned in 2012. For more information, see the footnotes to the 2012 Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(8)	All Other Compensation(9)	Total
Gary L. Lauer	2012	$650,000	$1,271,400	(3)(7)	$—		$469,926	$2,450	$2,393,776
Chief Executive Officer	2011	$645,673	$870,100		$—		$387,010	$2,450	$1,905,233
	2010	$586,058	$551,100		$852,439		$422,107	$56,877	$2,468,581
William T. Shaughnessy(4)	2012	$373,077	$418,250	(5)(7)	$2,582,769	(5)	$166,838	$1,731	$3,542,665
President and Chief Operating Officer
Stuart M. Huizinga	2012	$278,192	$247,604	(6)(7)	$—		$124,572	$2,450	$652,818
Senior Vice President and Chief Financial Officer	2011	$269,233	$221,254		$—		$148,661	$2,450	$641,598
	2010	$261,367	$128,590		$230,159		$162,234	$21,474	$803,824
Robert S. Hurley	2012	$248,461	$247,604	(6)(7)	$—		$111,225	$1,914	$609,204
Senior Vice President of Sales and Operations	2011	$239,058	$221,254		$—		$132,949	$1,849	$595,110
	2010	$219,600	$128,590		$230,159		$138,952	$20,521	$737,822

(1)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(2)	Amounts were computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Amount represents the grant date fair value of 60,000 PSUs granted in 2012, assuming performance criteria were met at 100% achievement. However, the performance criteria were not met at 100% achievement in 2012. Only 20,001 out of 60,000 PSUs were earned in 2012 and became subject to time-based vesting. The grant date fair value of the 20,001 PSUs earned in 2012 is $423,821.
(4)	Mr. Shaughnessy joined the company as an executive officer and director effective March 27, 2012.
(5)	Amount shown in the “Stock Awards” column represents the grant date fair value of 25,000 RSUs, and the amount shown in the “Option Awards” column represents the grant date fair value of 400,000 time-based stock options. The RSUs and time-based stock options were granted in connection with the start of employment of Mr. Shaughnessy.
(6)	Amount represents the grant date fair value of 8,880 PSUs and 5,920 RSUs granted in 2012, assuming performance criteria for the PSUs were met at 100% achievement. However, the performance criteria were not met at 100% achievement in 2012. Only 2,961 out of 8,880 PSUs were earned in 2012 and became subject to time-based vesting. The grant date fair values of the 5,920 RSUs and 2,961 PSUs are $99,042 and $49,537, respectively.
(7)	For more information regarding our Named Executive Officers’ long-term equity incentives, see Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards.
(8)	2012 amounts are performance-based cash bonus awards earned and approved by the compensation committee for 2012 pursuant to the 2012 Executive Bonus Plan (all Named Executive Officers except for Mr. Lauer) and the Performance Bonus Plan and the non-plan bonus described in the Compensation Discussion and Analysis section of this proxy statement for Mr. Lauer and were paid in the first quarter of 2013.
(9)	2012 and 2011 amounts consist entirely of the 401(k) matching contributions made by the company for our Named Executive Officers.

2012 Grants of Plan-Based Awards

The following table provides information regarding the amount of awards under our 2012 Executive Bonus Plan (all Named Executive Officers except for Mr. Lauer) and the Performance Bonus Plan (for Mr. Lauer) and equity awards granted in 2012 to each of the Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)
Gary L. Lauer	10/16/2012	9/05/2012	$—	$633,750	$633,750	20,001	(2)	—		$—	$423,821
William T. Shaughnessy	4/17/2012	3/27/2012	$—	$225,000	$337,500	25,000	(3)	400,000	(3)	$16.73	$3,001,019
Stuart M. Huizinga	4/17/2012	3/21/2012	$—	$168,000	$252,000	8,881	(4)	—		$—	$148,579
Robert S. Hurley	4/17/2012	3/21/2012	$—	$150,000	$225,000	8,881	(4)	—		$—	$148,579

(1)	Represents target and maximum cash bonus payouts under the 2012 Executive Bonus Plan (all Named Executive Officers except for Mr. Lauer) and the Performance Bonus Plan (for Mr. Lauer), each reported pursuant to Securities and Exchange Commission rules. The actual bonus amounts paid under the 2012 Executive Bonus Plan and the Performance Bonus Plan are disclosed in the Summary Compensation Table set forth above.
(2)	Represents 20,001 of the performance-based restricted stock units that were actually earned by Mr. Lauer in 2012.
(3)	Represents 25,000 restrict stock units and 400,000 stock options, each subject to time-based vesting, granted in connection with the start of Mr. Shaughnessy’s employment.
(4)	Represents 5,920 time-based restricted stock units granted in 2012 and 2,961 of the performance-based restricted stock units that were actually earned in 2012 by the Named Executive Officer.
(5)	Amounts shown reflect the grant date fair value of stock options, time-based restricted stock units granted in 2012 and the performance-based restricted stock units granted and actually earned in 2012, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

2012 Outstanding Equity Awards at Fiscal Year-End

Our stock options granted to the Named Executive Officers prior to January 1, 2008 generally vest (i) over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th per month thereafter or (ii) over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th per month thereafter. These options generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our stock options granted to the Named Executive Officers subsequent to January 1, 2008 generally vest over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th of the shares per month thereafter. These options generally expire 7 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Mr. Shaughnessy’s stock option award granted in connection with his acceptance of our employment offer expires 7 years after the date of grant and vests over a five-year term at the rate of 20% one year following the vesting commencement date and 1/60th of the shares per month thereafter.

Restricted stock units subject only to time-based vesting granted to our Named Executive Officers vest annually over four years in equal installments. Restricted stock units subject to performance-based vesting granted to our Named Executive Officers must meet additional preconditions to vesting and, once the total number of shares earned and eligible for vesting has been determined in accordance with the predetermined performance metrics, such eligible shares vest in equal installments over three years from the vesting commencement date.

All of the outstanding equity awards granted to date to our employees, including our Named Executive Officers, are subject to a minimum vesting period of three years if such award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company. All of the stock options and restricted stock units granted to our employees, including our Named Executive Officers, are subject to a vesting schedule with a one-year initial vesting period.

The following table summarizes the number of equity securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2012. See Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards for a description of equity awards granted subsequent to December 31, 2012.

Name	Grant Date		Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
			Exercisable	Unexercisable
Gary L. Lauer	5/21/2003 12/14/2005 3/18/2008 4/21/2009 4/21/2009 3/16/2010 3/16/2010 4/19/2011 4/19/2011 10/16/2012	(2) (3) (4) (5) (6) (7) (8) (9) (10) (11)	560,000 99,999 55,133 93,748 — 70,832 — — — —	— — — 6,252 — 29,168 — — — —	$ $ $ $ $	2.00 8.80 21.16 16.16 — 18.37 — — — —	5/21/2013 12/14/2015 3/18/2015 4/21/2016 — 3/16/2017 — — — —	— — — — 10,146 — 15,000 21,000 15,400 20,001	$ $ $ $ $	— — — — 278,812 — 412,200 577,080 423,192 549,627

William T. Shaughnessy	4/17/2012 4/17/2012	(13) (14)	— —	400,000 —		$16.73 —	4/17/2019 —	— 25,000	$	— 687,000

Stuart M. Huizinga	6/13/2003 12/14/2005 3/18/2008 4/21/2009 4/21/2009 3/16/2010 3/16/2010 4/19/2011 4/19/2011 4/17/2012 4/17/2012	(2) (3) (4) (5) (6) (7) (8) (9) (10) (12) (15)	5,000 24,999 17,803 17,703 — 19,124 — — — — —	— — — 1,181 — 7,876 — — — — —	$ $ $ $ $	2.00 8.80 21.16 16.16 — 18.37 — — — — —	6/13/2013 12/14/2015 3/18/2015 4/21/2016 — 3/16/2017 — — — — —	— — — — 4,037 — 3,500 5,340 3,916 2,961 5,920	$ $ $ $ $ $	— — — — 110,937 — 96,180 146,743 107,612 81,368 162,682

Robert S. Hurley	3/18/2008 4/21/2009 4/21/2009 3/16/2010 3/16/2010 4/19/2011 4/19/2011 4/17/2012 4/17/2012	(4) (5) (6) (7) (8) (9) (10) (12) (15)	10,625 9,568 — 19,124 — — — — —	— 639 — 7,876 — — — — —	$ $ $	21.16 16.16 — 18.37 — — — — —	3/18/2015 4/21/2016 — 3/16/2017 — — — — —	— — 2,182 — 3,500 5,340 3,916 2,961 5,920	$ $ $ $ $ $	— — 59,961 — 96,180 146,743 107,612 81,368 162,682

(1)	The market value of the restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2012, which was $27.48.
(2)	Currently fully vested and exercisable.
(3)

Immediately exercisable for all option shares. The option becomes vested as to 20% of the shares 1 year after December 14, 2005 and 1/60th of the shares upon completion of each month of continuous service thereafter.

(4)	The option becomes vested as to 25% of the shares 1 year after February 13, 2008 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(5)	The option becomes vested as to 25% of the shares 1 year after March 10, 2009 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(6)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 10, 2009, subject to the executive officer’s continued service with us.

(7)	The option becomes vested as to 25% of the shares 1 year after February 16, 2010 and 1/48th of the shares upon completion of each month of continuous service thereafter.
(8)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of February 16, 2010, subject to the executive officer’s continued service with us.
(9)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of February 28, 2011, subject to the executive officer’s continued service with us.
(10)	Number shown is net of cancelled performance-based restricted stock units that were deemed not to be earned and were cancelled as of December 31, 2011. One-third of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of February 28, 2011, subject to the executive officer’s continued service with us.
(11)	Number shown is net of cancelled performance-based restricted stock units that were deemed not to be earned and were cancelled as of December 31, 2012. One-third of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of September 5, 2012, subject to the executive officer’s continued service with us.
(12)	Number shown is net of cancelled performance-based restricted stock units that were deemed not to be earned and were cancelled as of December 31, 2012. One-third of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 21, 2012, subject to the executive officer’s continued service with us.
(13)	The option becomes vested as to 20% of the shares 1 year after March 27, 2012 and 1/60th of the shares upon completion of each month of continuous service thereafter.
(14)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 27, 2012, subject to the executive officer’s continued service with us.
(15)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 21, 2012, subject to the executive officer’s continued service with us.

2012 Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Gary L. Lauer	420,000	6,476,512	42,934	$667,982
William T. Shaughnessy	—	—	—	$—
Stuart M. Huizinga	—	—	12,943	$204,746
Robert S. Hurley	27,500	241,635	9,711	$153,166

(1)	The value realized equals the difference between the option exercise price and the fair market value of the company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of the company’s common stock on the date of vesting, multiplied by the number of shares acquired on vesting.

Equity Benefit Plans

2006 Equity Incentive Plan—Our 2006 Equity Incentive Plan (the “Equity Plan”) was initially adopted by our board of directors in April 2006, approved by our stockholders in May 2006 and subsequently amended and restated in November 2008. In March 2010, our board of directors approved certain changes to the Equity Plan in order to permit the grant of equity awards that qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. The amended and restated Equity Plan incorporating these changes was approved by our stockholders on June 15, 2010. The following describes the material provisions of our Equity Plan, as amended:

Eligibility. Employees, members of our board of directors who are not employees and consultants are eligible to participate in the Equity Plan.

Purpose. The purpose of the Equity Plan is to promote our long-term success and create stockholder value by (a) encouraging our employees, non-employee directors and other service providers to focus on our performance, (b) encouraging the attraction and retention of employees, non-employee directors and other service providers with exceptional qualifications and (c) linking our employees, non-employee directors and other service providers directly to stockholder interests through increased stock ownership. The Equity Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, stock options or stock appreciation rights.

Shares Subject to Equity Plan. A total of 2,000,000 shares of our common stock were initially authorized and reserved for issuance under the Equity Plan. Additionally, beginning in 2007, on each January 1 for the ten-year term of the Equity Plan, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan may increase pursuant to the automatic share replenishment provision under the Equity Plan. This automatic share replenishment provision provides for an increase in the number of shares of our common stock authorized and reserved for issuance under the Equity Plan in an amount equal to the least of (A) four percent of the number of outstanding shares of common stock as of such January 1, (B) one million five hundred thousand (1,500,000) shares, or (C) an amount determined by our board of directors. The shares available for grant under the Equity Plan were automatically increased pursuant to the automatic share replenishment provision by 869,957 shares in 2007, 987,473 shares in 2008, 1,001,637 shares in 2009, 936,669 shares in 2010, 862,989 shares in 2011, 795,313 shares in 2012, and 817,993 shares in 2013. As of March 31, 2013, 2,617,248 shares of our common stock were subject to awards currently outstanding under the Equity Plan and 4,835,573 shares of our common stock remain available for issuance.

In the event of a stock split or similar recapitalization, appropriate adjustments will automatically be made to the Equity Plan share pool, outstanding awards, the annual limits applicable to Equity Plan awards, and the exercise price of options and stock appreciation rights.

Shares subject to awards under the Equity Plan which expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations relating to restricted stock units. Only the net number of shares issued upon the exercise of stock appreciation rights will be deducted from the shares available under the Equity Plan. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in shares, reduce the number of shares issuable under the Equity Plan. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in cash, not reduce the number of shares available under the Equity Plan.

Administration. The board of directors or the compensation committee of our board of directors administers the Equity Plan. The compensation commission has complete discretion to make all decisions relating to our Equity Plan. The compensation committee may also re-price outstanding options and stock appreciation rights and modify outstanding awards in other ways.

Types of Award. Our Equity Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	restricted shares of our common stock; and

•	stock appreciation rights and stock units.

Options and Stock Appreciation Rights. The exercise price for options granted under the Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using cash or cash equivalents, or any of the following, but only with the compensation committee’s consent:

•	shares of common stock that the optionee already owns;

•	an immediate exercise and sale of the option shares through a broker approved by us;

•	a full-recourse promissory note (except as prohibited by law); or

•	any other legally permissible form of consideration.

A participant who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the Equity Plan shall be determined by the compensation committee, but shall not be less than 100% of the fair market value of the underlying common stock on the grant date. The settlement value of the stock appreciation right may be paid in cash or shares of common stock, as specified in the award agreement.

Options and stock appreciation rights vest at the times determined by the compensation committee. In practice, our options and stock appreciation rights will vest over a four- or five-year period following the applicable vesting commencement date. All of the outstanding stock options granted to date to our employees are subject to a vesting period of at least four years and a vesting schedule with a one-year initial vesting period.

Awards granted to employees prior to January 1, 2008 generally expire ten years after they are granted, and awards granted to employees subsequent to January 1, 2008 generally expire seven years after the date of grant. The compensation committee may provide for a longer term, except that with respect to incentive stock options the term shall not exceed 10 years, and except that options and stock appreciation rights generally expire earlier if the participant’s service terminates earlier. No participant may receive options covering more than 250,000 shares in one fiscal year (increased to 500,000 shares in the first fiscal year of employment). Similarly, no participant may receive stock appreciation rights covering more than 250,000 shares in one fiscal year (increased to 500,000 shares in the first fiscal year of employment).

Restricted Shares and Stock Units. Restricted shares may be awarded under the Equity Plan in return for such legal consideration as the compensation committee determines, including:

•	cash or cash equivalents;

•	full-recourse promissory notes (except as prohibited by law)

•	services already provided to us; or

•	services to be provided to us in the future.

Stock units may also be awarded under the Equity Plan. Restricted shares vest at the times determined by the compensation committee. All of the outstanding restricted shares and restricted stock units granted to date to our employees are subject to a vesting period of at least three years if such award is based on the satisfaction of performance criteria or objectives and a vesting period of at least four years if such award is based on the holder’s continued employment as an employee with the company. All of the restricted shares and restricted stock units granted to our employees are subject to a vesting schedule with a one-year initial vesting period.

No cash consideration shall be required of the award recipients. Each award of stock units may or may not be subject to vesting and vesting, if any, shall occur upon satisfaction of the conditions specified by the compensation committee. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both, as specified in the stock unit agreement. The compensation committee may award dividend equivalents in connection with the grant of stock units. These may be paid in cash or in shares of common stock, as specified by the compensation committee. Settlement of stock units may be deferred past the vesting date, as specified by the compensation committee. No participant may receive restricted shares that are subject to performance-based vesting covering more than 250,000 shares in one fiscal year. Similarly, no participant may receive stock units that are subject to performance-based vesting covering more than 250,000 shares in one fiscal year.

Merger or Consolidation. If we are merged or consolidated, all Equity Plan awards shall be subject to the agreement of merger or consolidation, which shall provide for one or more of the following:

•	The continuation of any outstanding awards by us (if we are the surviving corporation);

•	The assumption or substitution of any outstanding awards by the surviving corporation or its parent;

•	Accelerated vesting of outstanding options and stock appreciation rights, followed by their cancellation;

•

The cancellation of any outstanding options and stock appreciation rights in exchange for a payment (in cash or stock) equal to the per share price received in the transaction less the exercise price. Such payment may be subject to the vesting schedule of the cancelled option or SAR; and

•

The cancellation of any outstanding stock units in exchange for a payment (in cash or stock) equal to the value of the underlying shares if any, on the date of the merger or consolidation. Such payment may be subject to the vesting schedule of the cancelled stock unit.

Amendment or Termination. Our board of directors may amend or terminate the Equity Plan at any time. If our board of directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The Equity Plan will continue in effect for ten years from its initial Board adoption date on April 17, 2006, unless the board of directors decides to terminate the plan earlier.

Performance Goals. The compensation committee (in its discretion) may make performance goals applicable to a participant with respect to an award under the Equity Plan, including but not limited to restricted stock and stock units. If the compensation committee desires that an award qualify as performance-based compensation under Code Section 162(m), then, at the compensation committee’s discretion, one or more of the following performance goals may apply:

(i) cash flow (including operating cash flow or free cash flow); (ii) revenue (on an absolute basis or adjusted for currency effects); (iii) gross margin; (iv) operating expenses or operating expenses as a percentage of revenue; (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA); (vi) earnings per share; (vii) stock price; (viii) return on equity; (ix) total stockholder return; (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index; (xi) return on capital; (xii) return on assets or net assets; (xiii) return on investment; (xiv) economic value added; (xv) operating income or net operating income; (xvi) operating margin; (xvii) market share; (xviii) overhead or other expense reduction; (xix) credit rating; (xx) objective customer indicators; (xxi) improvements in productivity; (xxii) attainment of objective operating goals; (xxiii) objective employee metrics; (xxiv) return ratios; (xxv) objective qualitative milestones; (xxvi) other objective financial or other metrics relating to our progress or to a subsidiary, division or department of us; (xxvii) number of customers (or estimated membership, with the formulae for such estimations being objectively determinable), submitted applications or members, or approved applications or members, sold applications or members; (xxviii) conversion yields achieved from website visitors to sold members (including any sub-yield in between); (xxix) increase in membership; (xxx) cost of acquiring members or applicants; or (xxxi) retention of membership.

The performance measures listed above may apply to either us as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per-share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the compensation committee. Financial performance measures may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or may be adjusted by the compensation committee when established to exclude or include any items otherwise includable or excludable, respectively, under GAAP or under IASB Principles. The compensation committee may choose other performance goals for awards that are not intended to qualify as performance-based compensation under Code Section 162(m).

1998 and 2005 Stock Plans—We maintain the 1998 Stock Plan and the 2005 Stock Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers prior to October 2006. The 1998 and 2005 Stock Plans were terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our initial public offering in October 2006, although we will continue to issue shares of common stock upon the exercise of stock options granted under each plan. The stock options and restricted stock grants under the 1998 and 2005 Stock Plans generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Our stock options granted under the 1998 Stock Plan and 2005 Stock Plan generally expire after 10 years from the date of grant.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements and Change of Control Arrangements

We entered into a management retention agreement with Mr. Lauer, chairman of our board of directors and our chief executive officer, in March 2010 (the “Lauer Retention Agreement”), which superseded the terms of prior severance arrangements between Mr. Lauer and us. Under the terms of the Lauer Retention Agreement, if Mr. Lauer terminates his employment with us for “good reason,” or if we terminate Mr. Lauer’s employment without “cause” (as such terms are defined in the Lauer Retention Agreement), in either case outside of the period beginning on the date we enter into a binding agreement to effect a change in control (as such term is defined in the Lauer Retention Agreement) and ending 12 months after our ensuing change in control (the “Change in Control Period”), Mr. Lauer will receive the following severance benefits from us, subject to his signing and not revoking a release of claims that becomes effective within 60 days of his date of termination:

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to 24 months of Mr. Lauer’s then current annual base salary;

•	a lump sum cash payment (less applicable withholding taxes) in an amount equal to Mr. Lauer’s then current target annual bonus, pro-rated to the date of termination; and

•

Mr. Lauer and his covered dependents will receive continued company-paid group health, dental and vision benefits until the earlier of (i) 18 months from the termination date or (ii) until they become covered under comparable group health, dental and vision plans of another employer.

If within the Change in Control Period, Mr. Lauer terminates his employment with us for good reason, or if we terminate Mr. Lauer’s employment without cause, Mr. Lauer will receive the same severance benefits from us as set forth above, plus 100% of his then outstanding and unvested equity awards will fully vest. Any severance payments to which Mr. Lauer is entitled will be paid by us to Mr. Lauer in cash and in full arrears on the 61st day following his date of termination (or such later date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A). We are not obligated to pay Mr. Lauer a gross-up for taxation on his severance benefits.

Assuming Mr. Lauer terminated his employment with us for good reason, or we terminated Mr. Lauer’s employment without cause, in either case outside of the Change in Control Period, on December 31, 2012, we would have been potentially required to pay Mr. Lauer severance payments totaling $1,933,750 and an estimated amount of up to $35,155 for COBRA health insurance premiums. Assuming such termination occurred within the Change in Control Period on December 31, 2012, the value from the acceleration of his then unvested equity awards would have been $2,577,405 calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the closing market price on December 31, 2012, which was $27.48 (the “December 2012 Share Value”), less the aggregate amount of applicable exercise prices.

We executed an employment agreement in March 2012 with Mr. Shaughnessy (the “Shaughnessy Employment Agreement”), our director, President and Chief Operating Officer. The Shaughnessy Employment Agreement, provides, among other things, that if we terminate Mr. Shaughnessy without “cause” or Mr. Shaughnessy voluntarily terminates his employment with us for “good reason” (as such terms are defined in the Shaughnessy Employment Agreement) in the period commencing on the date upon which we enters into a binding definitive agreement that if consummated, would constitute a change of control and ending twelve months following such change of control (the “CIC Period”), then subject to the effectiveness of a release of claims to us and our affiliates from Mr. Shaughnessy, he will receive a lump-sum payment equal to twelve months’ base salary, a pro-rated annual target bonus, a lump-sum payment of $36,000 in lieu of Company-subsidized COBRA payments and 100% vesting acceleration of all equity compensation awards (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level).

In the event that Mr. Shaughnessy is terminated without cause or voluntarily terminates for good reason outside of the CIC Period, then subject to the effectiveness of a release of claims to us and our affiliates from Mr. Shaughnessy, he will receive twelve months’ continued base salary payments, twelve months’ continued payments of $3,000 per month in lieu of Company-subsidized COBRA payments and twelve months’ vesting acceleration of all equity compensation awards (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level), with a waiver of any vesting cliff of more than one month’s duration.

Mr. Shaughnessy’s employment agreement does not provide any golden parachute excise tax gross-up provisions.

Assuming Mr. Shaughnessy terminated his employment with us for good reason, or we terminated Mr. Shaughnessy’s employment without cause, in either case outside of the CIC Period, on December 31, 2012, we would have been potentially required to pay Mr. Shaughnessy severance payments totaling $500,000, an estimated amount of up to $36,000 for COBRA health insurance premiums, and the value from the acceleration of twelve months (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level), with a waiver of any vesting cliff of more than one month’s duration, of his then unvested equity awards, which would have been $1,031,750 calculated by multiplying the number of the accelerated shares subject to outstanding stock options and restricted stock units by the December 2012 Share Value, less the aggregate amount of applicable exercise prices.

Assuming such termination occurred within the CIC Period on December 31, 2012, we would have been potentially required to pay Mr. Shaughnessy severance payments totaling $500,000, an estimated amount of up to $36,000 for COBRA health insurance premiums, and the value from the acceleration of 100% of his equity awards (which, for any unvested full-value awards subject to performance-based vesting where the performance period has not yet ended, will be at the on-target performance level), which would have been $4,987,000 calculated by multiplying the number of then unvested shares subject to outstanding stock options and restricted stock units by the December 2012 Share Value, less the aggregate amount of applicable exercise prices.

We executed an offer letter in May 2000, as amended in August 2000, with Mr. Huizinga, our senior vice president and chief financial officer, which provides, among other things, that if we terminate Mr. Huizinga without cause, he will receive a lump-sum severance payment equal to six months of his base salary, which is not subject to his execution of a release of claims to us and our affiliates. We are not obligated to pay Mr. Huizinga a gross-up for taxation on his severance benefits. Assuming a termination without cause of Mr. Huizinga’s employment occurred on December 31, 2012, we would have been potentially required to pay Mr. Huizinga severance totaling $140,000.

We have not entered into employment agreements with any of the Named Executive Officers that specify a fixed term of employment. The employment of each Named Executive Officer with us is “at will.”

Under our 2006 Equity Incentive Plan, the board of directors or its compensation committee, as administrator of the 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with certain changes in our control. In addition, equity awards granted to our non-employee directors as part of the automatic grant program for those directors will become fully vested upon a change of control of eHealth.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	3,336,887	$13.41	3,982,293	(2)(3)
Equity compensation plans not approved by security holders	—		—

Total	3,336,887	$13.41	3,982,293

(1)	Consists of the 1998 Stock Plan, the 2004 Stock Plan for eHealth China, the 2005 Stock Plan and the 2006 Equity Incentive Plan.
(2)	Represents 3,982,293 shares available for issuance under the 2006 Equity Incentive Plan. Our Board of Directors determined not to grant any additional equity awards under the 1998 Stock Plan, the 2004 Stock Plan for eHealth China or the 2005 Stock Plan following the completion of our initial public offering in October 2006.
(3)	A total of 2,000,000 shares of our common stock were initially authorized and reserved for issuance under the 2006 Equity Incentive Plan. Additionally, beginning in 2007, on each January 1 for the ten-year term of the 2006 Equity Incentive Plan, the total number of shares of our common stock authorized and reserved for issuance under the 2006 Equity Incentive Plan may increase pursuant to the automatic share replenishment provision under the 2006 Equity Incentive Plan. This automatic share replenishment provision provides for an increase in the number of shares of our common stock authorized and reserved for issuance under the 2006 Equity Incentive Plan in an amount equal to the least of (A) four percent of the number of outstanding shares of common stock as of such January 1, (B) one million five hundred thousand (1,500,000) shares, or (C) an amount determined by our board of directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The members of the audit committee during 2012 were Scott N. Flanders (served until July 2012), Michael D. Goldberg, Randall S. Livingston, and Ellen O. Tauscher (joined as a member in July 2012). The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006 and amended in March 2010 and in March 2012.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2012 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee

Michael D. Goldberg, Chair

Randall S. Livingston

Ellen O. Tauscher

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered in 2011 and 2012 (in thousands):

	Fiscal Years Ended
	2011	2012
Audit fees(1)	$1,661	$1,421
Audit-related fees(2)	85	50
Tax fees(3)	20	10
All other fees(4)	2	18

	$1,850	$1,499

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting advice and consultations, documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees: These fees consist of professional services rendered for tax planning.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services were pre-approved by the audit committee in accordance with the pre-approval policy described above.

Required Vote and Board of Directors Recommendation

Ratification of the appointment of Ernst and Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Securities and Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our Named Executive Officers as described below and elsewhere in this proxy statement.

The goal for our executive compensation program is to attract, motivate and retain talented and dedicated executive officers. We seek to accomplish this goal in a way that directly links compensation to measurable corporate and individual performance and focuses executive officers on achieving near and long-term corporate objectives and strategy. We believe that our executive compensation program satisfies this goal and rewards our executives for creating stockholder value.

The Compensation Discussion and Analysis, beginning on page 25 of this proxy statement, describes our executive compensation program and the decisions made by our compensation committee relating to 2012 in more detail. We also urge our stockholders to read the Summary Compensation Table and other related compensation tables and narrative, beginning on page 40 of this proxy statement, which provides detailed information on the compensation of our Named Executive Officers.

We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). We currently plan to hold an advisory vote annually, and expect that the next such stockholder advisory vote will occur at the 2014 Annual Meeting of Stockholders.

As an advisory vote, this proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Required Vote and Board of Directors Recommendation

Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

The board of directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2012 all Reporting Persons complied with all applicable reporting requirements, except that a Form 4 for Mr. Gary L. Lauer was filed on August 16, 2012 to replace an earlier Form 4 that was incorrectly, but timely, filed on August 13, 2012.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2014 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2013.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no less than 90 days, nor more than 120 days, prior to the one-year anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. To be timely for our 2014 Annual Meeting of Stockholders, notice by the stockholder must be received by our secretary at our principal executive offices no earlier than February 13, 2014 and no later than March 15, 2014 (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the one-year anniversary date of the 2013 Annual Meeting of Stockholders, then notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made).

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 22, 2013, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By order of the Board of Directors.

Gary L. Lauer

Chairman of the Board of Directors and

Chief Executive Officer

Mountain View, California

April 30, 2013

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 13, 2013.

Vote by Internet • Go to www.envisionreports.com/EHTH • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1.	Election of Directors:	For	Withhold				For	Withhold			+
	01 - Scott N. Flanders	☐	☐	02 - Michael D. Goldberg			☐	☐

				For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2013.			☐	☐	☐	3.	A non-binding, advisory vote to approve the compensation of the Named Executive Officers of eHealth, Inc.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — eHealth, Inc.

Notice of 2013 Annual Meeting of Stockholders

The Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301

Proxy Solicited by Board of Directors for Annual Meeting — June 13, 2013 at 8:30 a.m. Pacific Daylight Time

Gary L. Lauer, Stuart M. Huizinga and Scott Giesler, or any of them (each, a “Proxy”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 13, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, each Proxy will have authority to vote FOR the election of the nominated directors, FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2013 and FOR the proposal regarding an advisory vote on executive compensation.

In their discretion, each of the Proxies are authorized to vote upon such other business as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD

(Items to be voted appear on reverse side.)